Exhibit 99.1
SKYWARD SPECIALTY ADDS MICHAEL MORRISSEY TO ITS BOARD OF DIRECTORS
HOUSTON, TX. – December 14, 2023 – Skyward Specialty Insurance Group Inc.TM (NASDAQ: SKWD) (“Skyward Specialty” or “the Company”), a leader in the specialty property and casualty (“P&C”) market, is pleased to announce the addition of Mike Morrissey, CFA to its Board of Directors effective December 14, 2023.
During his more than 40-year career Mr. Morrissey has held various prestigious roles in the insurance and investment industries, including Chief Executive Officer (“CEO”) and portfolio manager at Firemark Investments, investment banker at Kidder, Peabody & Company and Morgan Stanley Dean Witter & Co., and President and Chief Operating Officer of Manhattan Life Insurance Company. Additionally, he served as an Advisor or Director of Insurance and Public Policy at organizations across North America, Europe, and Asia Pacific.
Currently, Mr. Morrissey is Special Advisor and member of the Executive Committee of the International Insurance Society, an organization of which he was President and CEO for 12 years. He also serves as the Chairman of the Board for the Protective Life Corporation, as well as Legeis Capital LLC. He also held prominent board positions at Selective Insurance Group for 15 years.
Mr. Morrissey holds a Master of Business Administration from Dartmouth College, and a Bachelor of Arts in Political Science from Boston College. He also completed the Corporate Financial Management Program at Harvard Business School.
“I am excited to welcome Mike to our Board of Directors. His expertise in the insurance and investment markets, coupled with his extensive public board track record makes him a terrific addition to our Board. It is clear to all members of the board that Mike’s wisdom and experience will be invaluable as we continue to build Skyward Specialty into one of the premier specialty insurance carriers” said Skyward Specialty CEO, Andrew Robinson.
About Skyward Specialty
Skyward Specialty (NASDAQ: SKWD) is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S.
Skyward Specialty’s subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) by A.M. Best Company. For more information about Skyward Specialty, its people, and its products, please visit skywardinsurance.com.
Media Contact:
Haley Doughty, hdoughty@skywardinsurance.com or 713-935-4944
or
Investor Contact:
Natalie Schoolcraft, nschoolcraft@skywardinsurance.com or 614-494-4988